UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

PRIME GROUP REALTY TRUST
 (Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 North Wabash Avenue, Suite 2800, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into Material Definitive Agreement.

Prime Group Realty Trust (the “Company”) issued a press release today announcing that its Board of Trustees approved the sale of 180 North LaSalle Street, Chicago, Illinois (the “Property”), from the subsidiary of the Company (the “Seller”) that owns the Property to 180 N. LaSalle Realty LLC (the “Purchaser”), an entity indirectly controlled by Mr. Michael Silberberg of Nanuet, New York. The Purchaser and Seller entered into a purchase and sale agreement that became effective on February 25, 2010, which was the date it was approved by the Company’s Board.

The gross purchase price for the Property is $72.25 million, subject to customary pro-rations, credits and adjustments. The closing of the sale is conditioned upon the existing first mortgage lender consenting to the assumption of the Property’s existing debt by the Purchaser, unless the Purchaser notifies the Seller that the Purchaser has elected not to assume the existing debt and will instead obtain new financing for the acquisition. The Purchaser has deposited $4.0 million (the “Earnest Money”) in escrow to secure its obligation to purchase the Property, which is nonrefundable except upon (i) the failure of the first mortgage lender to consent to the assumption of the existing debt by the Purchaser or (ii) the occurrence of certain other customary events, such as a default by the Seller or the failure of the Seller to deliver certain satisfactory tenant estoppel certificates. The Company currently estimates that after closing adjustments and costs, the Seller will receive net proceeds of approximately $12.46 million. The Seller’s estimated GAAP gain on the sale is approximately $1.8 million.

It is currently contemplated that the closing will occur in May or June 2010. In the event that the Purchaser defaults on its obligation to purchase the Property, the Seller’s sole remedy is to receive the Earnest Money as liquidated damages.

There can be no assurances that all of the conditions to closing will be satisfied and that this transaction will actually close, or that if it does close, it will close pursuant to the foregoing timetable or the terms set forth in this Form 8-K. This Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

ITEM 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

A subsidiary of the Company, Continental Towers, L.L.C. (“CT LLC”), is the owner of Tower I, Tower III and the Commercium at the Continental Towers Complex in Rolling Meadows, Illinois (the “CT Property”). The CT Property is currently encumbered by a first mortgage loan from CWCapital LLC (“Lender”) in the principal amount of $73.6 million (the “CT Loan”). A separate subsidiary of the Company, Continental Towers Associates III, LLC (“CTA III”), is the owner of Tower II at the Continental Towers Complex (the “CTA III Property”). The CTA III Property is currently encumbered by a first mortgage loan from Lender in the principal amount of $41.4 million (the “CTA III Loan”).

On February 26, 2010, CTA III informed the Lender that it is in default under the CTA III Loan because the cash flow from the CTA III Property is not sufficient to pay the required escrows and debt service payments on the CTA III Loan. On the same day, CT LLC acknowledged to the Lender that the CT Loan is in default because it is cross-defaulted with the CTA III Loan.

CTA III and CT LLC are currently in discussions with the Lender regarding the foregoing.

Pursuant to the terms of each loan, upon the occurrence of a default the Lender may accelerate both loans and declare the obligations immediately due and payable. However, the CT Loan and the CTA III Loan are non-recourse to their respective borrowers, subject to customary non-recourse carve-outs, including but not limited to, certain environmental matters, fraud, waste, misapplication of funds, various special purpose entity covenants, the filing of a voluntary bankruptcy and other similar matters, which non-recourse carve-outs have been guaranteed by the Company’s operating partnership, Prime Group Realty, L.P. The Company is currently not aware of the occurrence of any event that would constitute a non-recourse carve-out on either loan.

This Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
No.	Description
99.1	Press Release of Prime Group Realty Trust dated March 2, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

Dated: March 2, 2010	By:	/s/ Jeffrey A. Patterson

Jeffrey A. Patterson
President and Chief Executive Officer